Keryx Biopharmaceuticals, Inc. Announces Appointment of Kevin J. Cameron to Board of Directors

NEW YORK, April 25, 2007 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX - News) today announced the appointment of Kevin J. Cameron, to the Company's Board of Directors.

Mr. Cameron joins the Keryx Board of Directors with more than 10 years of corporate governance and strategy experience. In 2003 Mr. Cameron co-founded and currently serves as President of Glass Lewis & Company, a leading independent research firm focused on issues of corporate governance. Glass Lewis is recognized as one of the most important advisers to institutional investors. Clients include seven of the ten largest public pension funds and eight of the largest mutual fund managers, as well as many leading hedge funds. From 2001 to 2002, Mr. Cameron handled corporate affairs for Moxi Digital, a technology venture focused on digital entertainment. From 1997 to 2001, he was the general counsel at NorthPoint Communications, a publicly-traded broadband telecommunications company. Mr. Cameron was an attorney with the corporate law firm of Kellogg, Huber, Hansen, Todd & Evans in Washington D.C. and served as a law clerk to the Hon. James L. Buckley of the United States Court of Appeals for the District of Columbia Circuit.

Mr. Cameron earned a law degree from the University of Chicago, where he served as articles editor of the Law Review, and an undergraduate degree from McGill University. He is a frequent lecturer on corporate governance, and has been widely quoted on issues as diverse as pension accounting and executive compensation.

“We are honored that Kevin has agreed to join the Keryx Board of Directors and serve as Compensation Committee Chairman" stated Michael S. Weiss, Chairman and Chief Executive Officer of Keryx. Weiss continued, "Kevin’s extensive experience with important issues surrounding accounting, financial transparency, and corporate governance as well his pro-shareholder philosophy will further strengthen the Company's commitment to corporate compliance.”

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

KERYX CONTACT:
Ron Renaud
Chief Financial Officer
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: rrenaud@keryx.com

Source: Keryx Biopharmaceuticals, Inc.